Press Release

Investor Contact: Ahmed Pasha 703 682 6451

Media Contact: Rich Bulger 703 682 6318

The AES Corporation Provides Update on New York Merchant Generation Business, AES Eastern Energy

ARLINGTON, VA, January 3, 2012 – The AES Corporation (NYSE: AES) announced today that its subsidiary, AES Eastern Energy, has filed for chapter 11 bankruptcy protection. AES Eastern Energy operates over 1,000 megawatts of capacity at four facilities in New York that were acquired from New York State Electric & Gas in May 1999.

Although still under evaluation, it is not expected that the bankruptcy filing will impact AES’ previously disclosed guidance metrics on diluted earnings per share, adjusted earnings per share or cash flow for the year ending December 31, 2011. The Company is not updating its guidance at this time other than to note the effect of the bankruptcy filing described above. The Company’s review of its 2011 fourth quarter and full year financial results is not complete and the Company intends to report its results in February of 2012.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 27 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 28,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2010 revenues were $16 billion and we own and manage $41 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

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Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2010 Annual Report on Form 10-K and its Form 10-Q for the periods ended March 31, 2011 and September 30, 2011. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2010 Annual Report on Form 10-K dated on or about February 25, 2011 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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